As Filed with the Securities and Exchange Commission on December 19, 2003

                                                  Registration  No. 333-85755

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549

                  POST-EFFECTIVE AMENDMENT NO. 6 TO FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    BROMWELL FINANCIAL, LIMITED PARTNERSHIP
           (Exact name of registrant as specified in its charter)

                                    DELAWARE
                            [State of organization]

                        6289                     51-0387638
                (Primary SIC Number)              (IRS EIN)

                                5916 N. 300 West
                             Fremont, Indiana 46737
                           Telephone:  (260) 833-1306
   (address and telephone number of registrant's principal executive offices)

                             Mr. Michael P. Pacult
                                5916 N. 300 West
                             Fremont, Indiana 46737
              Telephone: (260) 833-1306; Facsimile (260) 833-4411
      (Name, address and telephone number of agent for service of process)

                                   Copies to:
                         William Sumner Scott, Esquire
                           The Scott Law Firm, P. A.
                       940 Northeast 79th Street, Suite A
                                Miami, FL 33138
               Telephone (305) 754-3603; Facsimile (305) 754-2668

If any of the securities being offered on the Form are to be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

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                        BELMONT CAPITAL MANAGEMENT, INC.

                              FINANCIAL STATEMENTS

                 NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

                                   (A REVIEW)





























           Purchasers of units in the partnership will not acquire or otherwise have any interest in this Company

                        BELMONT CAPITAL MANAGEMENT, INC.

                 NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002





                               TABLE OF CONTENTS



                                                               Page

Independent Accountants' Report                                  1

Financial Statements -

  Balance Sheets                                                 2

  Statements of Income and Retained Earnings                     3

  Statements of Cash Flows                                       4

  Notes to Financial Statements                                5 - 6




























           Purchasers of units in the partnership will not acquire or otherwise have any interest in this Company

To The Shareholders
Belmont Capital Management, Inc.
Dover, Kent County, Delaware


INDEPENDENT ACCOUNTANTS' REPORT

                              We have reviewed the accompanying balance sheet
of BELMONT CAPITAL MANAGEMENT, INC. as of September 30, 2003 and the related statements of income and retained earnings and cash flows for the nine months ended September 30, 2003 and 2002. These financial statements are the responsibility of the Company's management.

                              We conducted our review in accordance with
standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

                              Based on our review we are not aware of any
material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

                              We have previously audited, in accordance with
auditing standards generally accepted in the United States, the balance sheet of BELMONT CAPITAL MANAGEMENT, INC. as of December 31, 2002 and the related statements of income and retained earnings and cash flows for the year then ended (not presented herein); and in our report dated March 1, 2003, we expressed an unqualified opinion on these financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2002 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.



/s/ Frank L. Sassetti & Co.

November 5, 2003
Oak Park, Illinois

                        BELMONT CAPITAL MANAGEMENT, INC.

                                 BALANCE SHEETS

                    SEPTEMBER 30, 2003 AND DECEMBER 31, 2002




                                     ASSETS
                                                 September
                                                 30, 2003      December 31,
                                                 (A Review)        2002

CURRENT ASSETS
  Cash                                            $3,789          $4,111

                      LIABILITIES AND STOCKHOLDER'S EQUITY

LIABILITIES
                                                  $               $


STOCKHOLDER'S EQUITY
  Capital stock (common 1,500 shares authorized,
  no par value; 1,000 issued and outstanding)      1,000           1,000
  Retained earnings                                2,789           3,111

            Total Stockholder's Equity             3,789           4,111

                                                  $3,789          $4,111























           Purchasers of units in the partnership will not acquire or otherwise have any interest in this Company

                        BELMONT CAPITAL MANAGEMENT, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                 NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (A Review)





                                                    2003         2002

REVENUES                                          $34,635      $40,882

EXPENSES
  Licenses                                                       1,230
  Office                                                            63

          Total Expenses                                         1,293

INCOME FROM OPERATIONS                             34,635       39,589

OTHER INCOME                                           43

NET INCOME                                         34,678      39,589

RETAINED EARNINGS
  Beginning of period                               3,111      10,354

  Less: dividends                                 (35,000)    (46,000)

  End of period                                    $2,789      $3,943





















           Purchasers of units in the partnership will not acquire or otherwise have any interest in this Company

                        BELMONT CAPITAL MANAGEMENT, INC.

                            STATEMENTS OF CASH FLOWS

                 NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
                                   (A Review)


                                                         2003      2002

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $34,678    $39,589
  Adjustments to reconcile net income to net cash
   provided by operating activities -
    Changes in operating assets and liabilities
    Management fees receivable                                      4,483

  Net Cash Provided By Operating Activities             34,678     44,072

CASH FLOWS FROM INVESTING ACTIVITIES


CASH FLOWS FROM FINANCING ACTIVITIES
  Distributions to stockholder                         (35,000)   (46,000)
  Advances to affiliate                                             1,100
         Net Cash (Used in)Financing Activities        (35,000)   (44,900)

NET INCREASE (DECREASE) IN CASH                           (322)      (828)

CASH -
  Beginning of period                                    4,111      5,771

  End of period                                       $  3,789   $  4,943





















           Purchasers of units in the partnership will not acquire or otherwise have any interest in this Company

                        BELMONT CAPITAL MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                                   (A Review)



1.      NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

        Belmont Capital Management, Inc. (the Company) was formed on January 12, 1999 under the laws of the State of Delaware to act as a general partner and commodity pool operator of the Bromwell Financial Fund, Limited Partnership (the Fund). It became registered as a commodity pool operator and a member of the National Futures Association on August 5, 1999.

        The responsibilities of the General Partner, in addition to the selection of trading advisors and other activity of the Fund, include executing and filing all necessary legal documents, statements and certificates of the Fund, retaining independent public accountants to audit the Fund, employing attorneys to represent the Fund, reviewing the brokerage commission rates to determine reasonableness, maintaining the tax status of the Fund as a limited partnership, maintaining a current list of the names, addresses and numbers of units owned by each Limited Partner and taking such other actions as deemed necessary or desirable to manage the business of the Partnership.

        Organizational Costs - Organizational costs are charged to expense as incurred.

        Use of Accounting Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

        Statement of Cash Flows - For purposes of the statement of cash flows, the Company will consider only money market funds to be cash equivalents. As of the balance sheet date, the Company has no cash equivalents. Net cash provided by operating activities includes no cash payment for interest nor income taxes for the nine months ended September 30, 2003 and 2002.

        Income Taxes and S-Corporation Election - Effective January 12, 1999, the Company elected S-Corporation status under the Internal Revenue Code. S-Corporations pay no federal income taxes (under most circumstances), since their earnings are taxed directly to the shareholders.

                        BELMONT CAPITAL MANAGEMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 2003 AND 2002
                                   (A Review)



2.      CORPORATE AFFILIATIONS

        The Company's sole shareholder is also a joint owner of Futures Investment Company. In addition, the Company is a general partner of Bromwell Financial Fund, a limited partnership (the Fund).

3.      INVESTMENTS

        The Company purchased an interest as the general partner in a limited partnership (a development stage enterprise) with an initial investment of $1,000. The investment was accounted for under the equity method. The $1,000 investment was returned in 2000. The Company is liable for the debts of the partnership including, but not limited to, any losses from trading in the pool account not covered by equity on deposit.

*******************************************************************************

                   FORM S-1 - Post Effective Amendment No. 6

                                               Registration No. 333-85755

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

(b) The Selling Agreement between Futures Investment Company and the Registrant contains an indemnification from the General Partner to the effect that the disclosures in the Prospectus and this Amendment are in compliance with Rule 10b5 and otherwise true and complete. This indemnification speaks from the date of the first offering of the Units through the end of the applicable statute of limitations. The Partnership has assumed no responsibility for any indemnification to Futures Investment Company and the General Partner is prohibited by the Partnership Agreement from receiving indemnification for breach of any securities laws or for reimbursement for insurance for coverage for any such claims. See Article X, Section 10.4 (b) and (e).

(d) There are no indemnification agreements which are not contained in the Limited Partnership Agreement attached as Exhibit A, the Selling Agreement or the Clearing Agreement.

Item 16. Exhibits and Financial Statement Schedules.

The following documents (unless indicated) are filed herewith and made a part of this Registration Statement:

(a)   Exhibits.

Exhibit
Number   Description of Document

(1) - 01 Selling Agreement dated August 1, 1999 among the Partnership, the General Partner, and Futures Investment Company, the Selling Agent
(2)      None
(3) - 01 Articles of Incorporation of the General Partner
(3) - 02 By-Laws of the General Partner
(3) - 03 Board Resolution of General Partner to authorize formation of Delaware Limited Partnership
(3) - 04 Agreement of Limited Partnership of the Registrant dated
         August 1, 1999 (included as Exhibit A to the Prospectus)
(3) - 05 Certificate of Limited Partnership, Designation of Registered Agent, Certificate of Initial Capital filed with the Delaware Secretary of State, and Delaware Secretary of State acknowledgment of filing of Certificate of Limited Partnership
(4) - 01 Agreement of Limited Partnership of the Registrant dated
         August 1, 1999 (included as Exhibit A to the Prospectus)
(5) - 01 Opinion of The Scott Law Firm, P.A. relating to the legality of the Partnership Units.
(6)      Not Applicable
(7)      Not Applicable
(8) - 01 Opinion of The Scott Law Firm, P.A. with respect to Federal income tax consequences.
(9)      None
(10) - 01 Form of Advisory Agreement between the Partnership and the Commodity Trading Advisor (included as Exhibit F to the Prospectus)
(10) - 02 Form of New Account Agreement between the Partnership and the Futures Commission Merchant
(10) - 03 Form of Subscription Agreement and Power of Attorney
          (included as Exhibit D to the Prospectus).
(10) - 04 Escrow Agreement among Escrow Agent, Underwriter, and the Partnership. (included as Exhibit E to the Prospectus).
(10) - 05 Introducing Broker Clearing Agreement by and between Vision Limited Partnership as Futures Commission Merchant and Futures Investment Company as Introducing Broker
(11)      Not Applicable - start-up business
(12)      Not Applicable
(13)      Not Required
(14)      None
(15)      None
(16)      Not Applicable
(17)      Not Required
(18)      Not Required
(19)      Not Required
(20)      Not Required
(21)      None
(22)      Not Required
(23) - 01 Consent of Frank L. Sassetti & Co., Certified Public Accountants
(23) - 02 Consent of James Hepner, Certified Public Accountant
(23) - 03 Consent of The Scott Law Firm, P.A.
(23) - 04 Consent of Ansbacher Investment Management, Inc.
(23) - 05 Consent of Futures Investment Company, as Selling Agent
(23) - 06 Consent of Futures Investment Company, as Introducing Broker
(23) - 07 Consent of Star Financial Bank, Angola, Indiana, Escrow Agent
(23) - 08 Consent of Vision Limited Partnership, Futures Commission Merchant
(23) - 09 Consent of ABN AMRO Incorporated
(23) - 10 Consent of Bell Fundamental Futures, LLC
(23) - 11 Consent of Mangin Capital Management, Inc.
(24)      None
(25)      None
(26)      None
(27)      Not Applicable
(28)      Not Applicable
(99) - 01 Subordinated Loan Agreement for Equity Capital
(99) - 02 Representative's Agreement between Futures Investment Company and Shira Del Pacult

(b)   Financial Statement Schedules.

      No Financial Schedules are required to be filed herewith.

Item 17. Undertakings.

(a)   (1)   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental: change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The General Partner has provided an indemnification to Futures Investment Company, the best efforts selling agent. The Partnership (issuer) has not made any indemnification to Futures Investment Company.

Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant including, but not limited to, the General Partner pursuant to the provisions described in Item 14 above, or otherwise, the Registrant had been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*******************************************************************************

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, in the City of Fremont in the State of Indiana on this 19th day of December, 2003, Mr. Michael Pacult, the individual general partner of the Registrant, signed this Registration Statement; and Belmont Capital Management, Inc., the corporate general partner of the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

BELMONT CAPITAL MANAGEMENT, INC.      BROMWELL FINANCIAL FUND, L.P.
                                      BY BELMONT CAPITAL MANAGEMENT, INC.
                                      GENERAL PARTNER



By: /s/ Michael Pacult                By: /s/ Michael Pacult
    MR. MICHAEL PACULT                MR. MICHAEL PACULT
    PRESIDENT                         PRESIDENT

                                      BROMWELL FINANCIAL FUND, L.P.
                                      BY MR. MICHAEL PACULT
                                      GENERAL PARTNER



By: /s/ Michael Pacult              By: /s/ Michael Pacult
    MR. MICHAEL PACULT                  MR. MICHAEL PACULT

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person on behalf of Belmont Capital Management, Inc., General Partner of the Registrant in the capacities and on the date indicated.




/s/ Michael Pacult
MR. MICHAEL PACULT
PRESIDENT

Date:  December 19, 2003

(Being the principal executive officer, the principal financial and accounting officer and the sole director of Belmont Capital Management, Inc., General Partner of the Partnership)